Exhibit 10.4

BIOTIE THERAPIES CORP.

STOCK OPTION PLAN 2014 (the 2014 Option Plan)

The Board of Directors of Biotie Therapies Corp. (the Board) has at its meeting on 2 January 2014 resolved, by authorization of the Annual General Meeting of Shareholders of Biotie Therapies Corp. (the Company, or together with its subsidiaries the Group) on 4 April 2013, that stock options (Stock Options) be issued to the personnel of the Company and of its subsidiaries (the Employees, or individually the Employee), on the following terms and conditions:

I. STOCK OPTION TERMS AND CONDITIONS

1. Number of Stock Options

The maximum total number of Stock Options which may be issued is 10,337,500, of which 4,320,000 are only available to Senior Management as outlined further below. If the maximum number of Stock Options were to be granted, they would entitle their owners to subscribe for a maximum total of 10,337,500 new shares in the Company or existing shares held by the Company (Shares).

2. Right to Stock Options

The Board shall determine, in its absolute discretion, which Employees are to be granted Stock Options. The Board, in its absolute discretion, shall decide the timing of any grants, the quantum of any such grants and any special terms that should apply to such grants consistent with this 2014 Option Plan.

Certain of the Stock Options are only for issue to the Chief Executive Officer, Chief Operating Officer, Chief Medical Officer, Chief Financial Officer and by exception any other employee that the Board agrees at its sole discretion (together, the Senior Management) only. These Stock Options will be designated 2014M (as detailed in Section I.3 below) and are subject to additional criteria as outlined in Section I.6. (Senior Management Options). However, each member of Senior Management can only receive such units under either the 2014 Option Plan or the 2014 Equity Plan and not both.

When deciding upon the quantum of any grant the Board may take into consideration the duration of employment or service of the Employee concerned and such other factors as the Board may determine, including their expected contribution to the Group in future years.

The Stock Options shall be issued at no cost to the Employees. The Company has a particularly weighty financial reason for the issue of Stock Options, since the Stock Options are intended to form part of the Group’s remuneration, incentive and commitment program for the Employees and Senior Management.

3. Stock Options

The Stock Options are divided into seven (7) tranches. The Stock Options shall be marked with a symbol to identify them by tranche. 468,125 shall be marked 2014A, 1,404,375 shall be marked 2014B, 518,125 shall be marked 2014C, 1,554,375 shall be marked 2014D, 518,125 shall be marked 2014E, 1,554,375 shall be marked 2014F and 4,320,000 shall be marked 2014M.

The Employees, to whom Stock Options are offered, shall be notified in writing. The Stock Options shall be delivered to the recipients in accordance with Section I.5. when the Employee has accepted the offer from the Board.

4. Discretionary Periods

The 2014 Option Plan includes three (3) consecutive discretionary periods, calendar years 2014 (for Stock Options 2014A, 2014B and 2014M), 2015 (for Stock Options 2014C and 2014D) and 2016 (for Stock Options 2014E and 2014F) (each separately, a Discretionary Period). If the Company’s financial year changes from being based on calendar years, before the end of a Discretionary Period, the Board shall be entitled to change a Discretionary Period accordingly.

5. Grant of Stock Options

During, or no more than one month before the commencement of each Discretionary Period, the Board shall, in its absolute discretion, determine what number of, if any, Stock Options should be granted to the Employees and Senior Management. Grants may only be made to Employees and Senior Management who are employed by or in the service of the company belonging to the Group (Group Company) on the grant date. However, the Board may pre-approve maximum awards for Employees that are expected to join the Group during the Discretionary Period in advance of them joining and allow the CEO to determine the level of the final award, subject to the maximum pre-approved, when the Employee joins the Group.

If some Stock Options are not granted or they would otherwise be available because Stock Options are returned to the Company (for example, if the Stock Options are forfeited when someone leaves the Group), they can be granted at a later time during the Discretionary Period.

The Stock Options shall not constitute a part of employment or service contract of a Stock Option recipient, and they shall not be regarded as salary or fringe benefit. Stock Option recipients shall have no right to receive compensation on any grounds, on the basis of Stock Options, during employment or service or thereafter. Stock Option recipients shall be liable for all taxes and tax-related consequences arising from receiving or exercising Stock Options.

The Board shall have the right, in its absolute discretion, to reduce, including for the avoidance of doubt to zero, the number of Stock Options to be granted, or to postpone the Stock Option grants to a later date that better suits the Company, if material changes that are beyond the Company’s control, such as legal, fiscal, economic or business related factors, might lead to an extremely harmful or unreasonable outcome for the Company.

The Board shall have the right to cancel the grant of any Stock Options or granted Stock Options that are subject to the transfer restriction, if the Group’s financial statements have to be restated, or if a Stock Option recipient has, in the reasonable opinion of the Board, committed a serious criminal offence, broken any ethical code of which he has been notified by the Company or has otherwise acted in a way which the Board reasonably thinks might damage the reputation of the Company.

6. Additional Criteria for certain Senior Management Options

6.1 Purpose of Senior Management Options

As detailed in Section I.2. certain of the Stock Options have been designated as 2014M and are only eligible for Senior Management. They are subject to additional restrictions that increase the risk and reward for Senior Management and provide an additional incentive to increase shareholder value, as represented by the Company’s share price.

Up to a maximum of 40% of the total awards expected to be made to each member of Senior Management in Discretionary Periods 2014, 2015 and 2016 will be eligible to be included as Senior Management Options. This expectation will be based on three (3) times the total award made to each member of Senior Management in Discretionary Period 2014.

6.2 Amount and Timing of Awards

There will only be one award of Senior Management Options made to each member of Senior Management.

The Board at its sole discretion will determine the total amount of awards for each member of Senior Management to be made in Discretionary Period 2014. 40% of these awards multiplied by three (3) will be included in tranche 2014M and termed Senior Management Option Units; the remaining 60% will be under the same rules as other Employees and will be included in tranches 2014A and 2014B; in future periods (tranches 2014C, 2014D, 2014E and 2014F), only 60% of the total potential options will be awarded to Senior Management in lieu of the awards made in tranches 2014M.

The total amount of award for each member of Senior Management made in each of Discretionary Periods 2015 and 2016 will be reduced by one third of the Senior Management Option Units awarded in Discretionary Period 2014.

These Senior Management Option Units will be subject to a multiplier depending on the growth in the Company’s share price (Multiplier), as detailed in Section 6.3. This Multiplier will then determine the amount of Stock Options that are awarded to each member of Senior Management.

As an example and for the avoidance of doubt, if a member of Senior Management were to be made a total award of 300,000 Stock Options in the Discretionary Period 2014, then 180,000 Stock Options (being 60% of 300,000) would be included in the total included in tranches 2014A and 2014B and 360,000 (being 40% of 300,000 multiplied by 3) will be included in tranche 2014M and be termed Senior Management Option Units. Then the total awards made for Discretionary Periods 2015 and 2016 will be reduced by 120,000 Stock Options (being one third of the 360,000 Senior Management Option Units) in each and included in total in tranches 2014C and 2014D for Discretionary Period 2015 and tranches 2014E and 2014F for Discretionary Period 2016.

6.3 Multiplier

The Multiplier will be determined on the percentage growth in the share price from 1 January 2014 to 31 December 2016 (Share Price Growth). The share price on each of 1 January 2014 and 31 December 2016 will be determined by the trade volume weighted average quotation of the Share on NASDAQ OMX Helsinki Ltd. for the preceding 30 days.

The Multiplier will be calculated as follows:

•	For Share Price Growth of less than 35%, the Multiplier will be nil (0.0) times the Senior Management Option Units; and

•	For Share Price Growth of between 35% and 100%, the Multiplier will be a straight line increase from nil (0.0) times the Senior Management Option Units at 35% to three (3.0) times the Senior Management Option Units at 100%. This means that for each extra 1% of Share Price Growth between 35% and 100% the multiplier will increase by 0.046 times; the multiplier will be rounded to two decimal points; and

•	For Share Price Growth of greater than 100% the Multiplier will be a flat three (3.0) times the Senior Management Option Units.

The result of applying the Multiplier to the Senior Management Option Units will then be equal to the Share Units that are eligible under tranche 2014M for each member of Senior Management and subject to the Share Subscription Terms and Conditions detailed in Section II.

When determining the Multiplier, any extraordinary events having occurred between 1 January 2014 and 31 December 2016, such as share splits, dividend payments, rights issues or similar events, shall be taken into account in a manner and at the discretion of the Board.

7. Transfer and Forfeiture of Stock Options

7.1 Transfer of Stock Options

The Company shall hold the Stock Options on behalf of the Stock Option owner until the beginning of the share subscription period.

The Stock Options are non-transferable to a third party by the Stock Option owner and may be exercised for share subscription only, unless otherwise provided in Section II.7. The Board may, however, in its absolute discretion, permit the transfer or pledge of Stock Options, for example in selected countries. Should the Stock Option owner transfer his or her Stock Options in that case, such person shall be obliged to inform the Company about the transfer or pledge in writing, without delay.

7.2 Termination of Employment or Service before Share Subscription Period

Should a Stock Option owner’s employment or service in a Group Company terminate before the subscription period, such person shall, without delay, forfeit to the Company or its designate, without compensation, all Stock Options granted to that individual, for which the relevant share subscription period specified in Section II.2. has not begun, on the last day of such person’s employment or service. However, the Board may, in its absolute discretion, decide that the Stock Option owner is entitled to keep such Stock Options, or a part of them.

Should a Stock Option owner become permanently disabled, retire statutorily or as determined by the Company, or die, after a Discretionary Period, a Stock Option owner or his or her estate or beneficiary or heir shall be entitled to keep the granted Stock Options.

Should a Stock Option owner’s employment or service in a Group Company end due to a corporate arrangement or transfer of business, after a Discretionary Period, a Stock Option owner shall be entitled to keep the granted Stock Options.

In all cases, a Stock Option owner or his or her estate or beneficiary or heir shall be entitled to keep Stock Options for which the relevant share subscription period specified in Section II.2. has begun.

A Stock Option owner shall, during his or her employment, service or thereafter, have no right to receive compensation on any grounds for Stock Options that have been forfeited in accordance with these terms and conditions.

7.3 Incorporation of Stock Options into the Book-entry Securities System

The Board may decide to incorporate the Stock Options into the book-entry securities system. Should the Stock Options be incorporated into the book-entry securities system, the Company shall have the right to request and get transferred all forfeited Stock Options from the Stock Option owner’s book-entry account to the book-entry account nominated by the Company, without the consent of the Stock Option owner. In addition, the Company shall be entitled to register transfer restrictions and other restrictions concerning the Stock Options on the Stock Option owner’s book-entry account, without the consent of the Stock Option owner.

II. SHARE SUBSCRIPTION TERMS AND CONDITIONS

1. Right to subscribe for Shares

Each Stock Option entitles its owner to subscribe for one (1) new Share in the Company or an existing Share held by the Company. The share subscription price shall be credited to the reserve for invested unrestricted equity.

2. Share Subscription and Payment

The share subscription periods, which will apply separately to each employee, shall be:

•	for Stock Options 2014A, which will represent approximately 25% of the award made for the Discretionary Period 2014: 1 January 2016 to 28 February 2017; and

•	for Stock Options 2014B, which will represent approximately 75% of the award made for the Discretionary Period 2014: 1 January 2017 to 28 February 2018; and

•	for Stock Options 2014C, which will represent approximately 25% of the award made for the Discretionary Period 2015: 1 January 2017 to 28 February 2018; and

•	for Stock Options 2014D, which will represent approximately 75% of the award made for the Discretionary Period 2015: 1 January 2018 to 28 February 2019; and

•	for Stock Options 2014E, which will represent approximately 25% of the award made for the Discretionary Period 2016: 1 January 2018 to 28 February 2019; and

•	for Stock Options 2014F, which will represent approximately 75% of the award made for the Discretionary Period 2016: 1 January 2019 to 29 February 2020; and

•	for Stock Options 2014M: 1 January 2017 to 28 February 2018.

Should the last day of the share subscription period not be a banking day, the share subscription may be made on a banking day following the last share subscription day.

Share subscriptions shall take place at the head office of the Company or possibly at another location and in a manner to be determined later. Upon subscription, payment for the subscribed Shares shall be made to the bank account designated by the Company. The Board shall decide on all measures concerning the share subscription and may, for example, determine that there will only be certain periods within each share subscription period during which it will issue the Shares.

3. Share Subscription Price

The share subscription price shall, for all Stock Options, be EUR 0.01.

4. Registration of Shares

Shares subscribed for and fully paid shall be registered on the book-entry account of the subscriber.

5. Shareholder Rights

The dividend rights of the new Shares and other shareholder rights shall commence after the Shares have been entered into the Trade Register.

Should existing Shares, held by the Company, be given to the subscriber of Shares, the subscriber shall be given the right to dividends and to other shareholder rights after the Shares have been registered on his or her book-entry account.

6. Share Issues, Stock Options and Other Special Rights entitling to Shares before Share Subscription

Should the Company, before the share subscription, decide on an issue of shares or an issue of new stock options or other special rights entitling to shares, so that the shareholders have pre-emptive right to subscription, a Stock Option owner shall have the same right as, or an equal right to, that of a shareholder. Equality is reached in the manner determined by the Board by adjusting the number of Shares available for subscription. The adjustment shall also be applied to Stock Options that have not yet been granted to the Employees.

7. Rights in Certain Cases

7.1 Distribution of Assets

Should the Company, differing from the Company’s normal practice, distribute dividends or similar assets from reserves of unrestricted equity, after 2 January 2014 but before share subscription, the Board may decide on the adjustment of the number of Shares available for subscription so that the position of the Stock Option owner corresponds to that of a shareholder, as per the dividend record date or the record date of the repayment of equity. The adjustment shall also be applied to Stock Options that have not yet been granted to the Employees.

Should the Company reduce its share capital by distributing share capital to the shareholders, or reduce its share premium fund by distributing funds from the share premium fund to the shareholders, after 2 January 2014 but before share subscription, the Board may decide on the adjustment of the number of Shares available for subscription so that the position of the Stock Option owner corresponds to that of a shareholder, as per the record date of the repayment of share capital. The adjustment shall also be applied to Stock Options that have not yet been granted to the Employees.

7.2 Liquidation or deregistration of the Company

Should the Company be placed in liquidation before the share subscription, the Stock Option owner shall be given an opportunity to exercise his or her share subscription right, within a period of time determined by the Board. Should the Company be deregistered, before the share subscription, the Stock Option owner shall have the same right as, or an equal right to, that of a shareholder. In this case, the 2014 Option Plan shall expire.

7.3 Merger, Demerger or Transfer of Domicile

Should the Company resolve to merge with another company as a merging company or merge with a company to be formed in a combination merger, or should the Company resolve to be demerged entirely, the Stock Option owners may, prior to the registration of the execution of a merger or a demerger, be given the right to subscribe for Shares with their Stock Options, in a manner and within a period of time determined by the Board. Alternatively, the Board may give a Stock Option owner the right to convert the Stock Options into stock options issued by the other company, in the manner determined in the draft terms of merger or demerger, or in the manner otherwise determined by the Board, or the right to sell Stock Options prior to the registration of the execution of a merger or a demerger. After such period, no share subscription right or conversion right shall exist. The same proceeding shall apply to cross-border mergers or demergers, or should the Company, after having registered itself as an European Company (Societas Europae), or otherwise, register a transfer of its domicile from Finland into another member state of the European Economic Area. The Board shall decide on the impact of potential partial demerger on the Stock Options. In the above situations, the Stock Option owners shall have no right to require that the Company redeem the Stock Options from them at their market value.

7.4 Acquisition or Redemption of Treasury Shares, Stock Options and other Special Rights entitling to Shares

Acquisition or redemption of the Company’s treasury shares or acquisition of stock options or other special rights entitling to shares shall have no impact on the rights of the Stock Option owner. Should the Company, however, resolve to acquire or redeem its treasury shares from all shareholders, the Stock Option owners shall be made an equivalent offer or an equivalent adjustment to the number of Stock Options shall be made.

7.5 Redemption Right and Obligation

Should a redemption right and obligation in relation to all of the Company’s shares, as referred to in Chapter 18 Section 1 of the Finnish Limited Liability Companies Act, arise to any of the shareholders, during the share subscription period, on the basis that a shareholder possesses over 90 per cent of the shares and the votes of the shares of the Company, the Stock Option owners shall be given the opportunity to exercise their right of share subscription by virtue of the Stock Options, within a period of time determined by the Board, or the Stock Option owners shall have an equal obligation to that of shareholders to transfer their Stock Options to the redeemer, notwithstanding the fact that the Stock Options are non-transferable to a third party according to Section I.7.

Should a redemption right or obligation arise before the subscription period in question, the Stock Option recipient may be granted the right to subscribe Shares based on the Stock options as may be determined by the Board in its sole discretion upon arising of the redemption right and obligation and then given the same opportunities as outlined in the previous paragraph and the proceedings shall be the same as above. In these cases, the 2014 Option Plan shall expire.

III. OTHER MATTERS

1. Applicable Law and Settlement of Disputes

These terms and conditions shall be construed in accordance with and governed by the laws of Finland. All disputes arising in relation to the Stock Options shall be exclusively submitted to arbitration, in accordance with the Arbitration Rules of the Finland Chamber of Commerce. The place of arbitration shall be Helsinki, Finland. The language of the arbitration proceedings shall be English or Finnish and the arbitral tribunal shall consist of one (1) arbitrator, who shall be appointed by the Arbitration Institute of the Finland Chamber of Commerce.

Stock Options may be granted to individuals who are located outside Finland. The 2014 Option Plan shall be operated in a way which complies with the law wherever the individuals are located. If the 2014 Option Plan needs to be completed in any way in order to comply with local law (whether in general or in relation to any particular grant, including grants already made) then the Board may make such additions as it considers reasonably necessary and desirable, within the requirements of the laws of Finland.

2. Amendment and Interpretation of the Terms and Conditions

The Board shall be entitled to interpret the terms and conditions of the 2014 Option Plan.

The Board shall manage the 2014 Option Plan and all matters relating thereto. The decision of the Board on any matters relating to the 2014 Option Plan shall be final and binding on all parties.

The Board may delegate certain matters relating to the 2014 Option Plan to individuals within the Company as it sees fit.

The Board may make any technical amendments required by the incorporation of the Stock Options into the book-entry securities system, to these terms and conditions, as well as on other amendments and specifications to these terms and conditions which are not considered as essential. All matters related to the Stock Options shall be decided on by the Board.

3. Administration of the 2014 Option Plan

Should the Stock Option owner act against these terms and conditions, or against the instructions given by the Company, on the basis of these terms and conditions, or against applicable law, or against the regulations of the authorities, the Company shall be entitled to withdraw, without paying any compensation, any Stock Options which have not been transferred, or with which Shares have not been subscribed for, from the Stock Option owner.

The Company may maintain a register of the Stock Option owners on which the Stock Option owners’ personal data is recorded. A Stock Option owner accepts that the data shall be administered and processed by the Company or any other agent or person designated by the Company. A Stock Option owner is entitled to request access to the data referring to him or her and held by the Company. The Company may send all announcements regarding the Stock Options to the Stock Option owners by e-mail.

These terms and conditions have been prepared in Finnish and in English. In the case of any discrepancy between the Finnish and English versions, the English shall prevail.